LICENSE AGREEMENT
                                -----------------


     THIS LICENSE AGREEMENT made as of this day of ________, 1998, by and between CLEARBROOK INVESTMENTS, LLC, a Virginia limited liability company ("Licensor"), and CLEARBROOK INVESTMENT TRUST (the "Trust"), a business trust organized under the laws of the State of Delaware, acting with respect to the Clearbrook Technology Fund (the "Fund"), a series of the Trust, which is operated and administered by the Trust (the "Licensee").

     WHEREAS, Licensor has a proprietary interest in the name "Clearbrook" which interest is recognized by Licensee; and

     WHEREAS, Licensor wishes to permit use of the name Clearbrook by Licensee, subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, it is hereby understood and agreed as follows:

     1. Licensee acknowledges that it adopted its name and the name of the Fund through the permission of Licensor which consents to the non-exclusive use by the Licensee of the name Clearbrook only as long as Licensor serves as the Licensee's investment adviser.

     2. Licensee recognizes that its right to use the name Clearbrook is non-exclusive and that Licensor may from time to time permit other entities, including entities engaged in the same or similar business as the Licensee, to use the name Clearbrook.

     3. Licensee covenants and agrees to protect, exonerate, defend, indemnify and hold harmless Licensor, its directors, principals, members, agents, officers and employees from and against any and all costs, losses, claims, damages or liabilities, joint or several, including all legal expenses, which may arise or have arisen out of Licensee's use or misuse of the name Clearbrook or out of any breach of or failure to comply with this agreement.

     4. Licensee shall not distribute or circulate any prospectus, proxy statement, sales literature, promotional material and other printed matter required to be filed with the Securities and Exchange Commission under Section 24(b) of the Investment Company Act of 1940, as amended, which contains any references to or uses of the name Clearbrook without the prior approval of Licensor and shall submit all such materials in draft form, allowing sufficient time for review by Licensor and its counsel prior to any deadline for printing.

     5. If Licensor or any successor to its business shall cease to serve as Licensee's investment adviser, Licensee:

          (a) As promptly as practicable, will take all necessary trustee or shareholder action to cause its Declaration of Trust to be amended to accomplish a change of the Fund's name and the name of the Trust; and

          (b) Within 90 days after the termination of this agreement or such similar contractual arrangement, shall cease to use in any other manner, including but not limited to use in any prospectus, sales literature or promotional material, the name Clearbrook or logotype derived from such name or similar to such name or indicating that the Fund or the Trust is advised by or otherwise associated with Licensor.

     6. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any successors to the business now or thereafter conducted by them.

     IN WITNESS WHEREOF, each of the Licensor and the Licensee has caused this Agreement to be executed as of the day and year first herein written.


ATTEST:                                 CLEARBROOK INVESTMENTS, LLC

                                        By:
----------------------------               -------------------------------
                                        Its: Officer



ATTEST:                                 CLEARBROOK INVESTMENT TRUST

                                        By:
----------------------------               -------------------------------
                                        Its: President

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